Exhibit 99.1


               [LETTERHEAD OF THE FIRST NATIONAL BANK OF IPSWICH]



FOR IMMEDIATE RELEASE                    Contact: Joanne Lattanzi
                                                  First National Bank of Ipswich
                                                  (978) 356-8105

                                                  Alexander Caswell
                                                  Regan Communications
                                                  (617) 488-2885


                       The First National Bank of Ipswich
                    Completes Acquisition of Boston Branch of
                            Atlantic Bank of New York

Ipswich, MA, June 24, 2005 - The First National Bank of Ipswich ("FNBI") today announced that it has completed the acquisition of the Boston, Massachusetts branch of Atlantic Bank of New York ("ABNY"), located at 33 State Street. Pursuant to the terms of the transaction, FNBI purchased certain assets of the branch, including loans of approximately $43 million and the building where the branch is located, and assumed certain liabilities of the branch, including deposits of approximately $21 million.

"We are pleased to be establishing our first Boston branch in such a great location," said Donald P. Gill, President and Chief Executive Officer of FNBI. "We are looking forward to serving the banking needs of Atlantic Bank's former customers with our broad portfolio of products and services, growing our customer base and providing added convenience to our customers who work in the city."

FNBI is a federally chartered bank and a wholly-owned subsidiary of First Ipswich Bancorp (OTC:FIWC). Incorporated in 1892, FNBI is a full-service commercial bank with $387 million in assets. FNBI currently operates twelve branches in northeastern Massachusetts and southern New Hampshire. Additional information is available on the bank's website at www.fnbi.com.


This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the acquisition of the Boston branch of ABNY by FNBI. These statements involve certain risks and uncertainties. Important factors impacting such forward-looking statements include competitive conditions in FNBI's marketplace generally, the expected benefits of the acquisition may not be realized or may be realized more slowly than expected, the risk that the business of the Boston branch of ABNY will not be integrated successfully with FNBI's or such integration may be more difficult, time-consuming or costly than expected, expected revenue and business synergies from the transaction may not be fully realized or realized within the expected time frame, changes in the securities or financial markets, and general national and local economic conditions. First Ipswich Bancorp ("Bancorp") and FNBI undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of Bancorp with the Securities and Exchange Commission.

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